Exhibit 99.1

Motos America Inc. Acquires Three Dealerships in Oregon

(March 29, 2022 - Salt Lake City, UT) Motos America Inc. (WECT - OTCBB) is pleased to announce the acquisition of three motorcycle dealerships in Oregon, USA.

Effective March 1, 2022 the Company consummated the purchase of 100% of the membership interests in two Oregon LLCs: CASCADE MOTO EUGENE, LLC, and CASCADE MOTO PORTLAND, LLC, which companies are the owners of three dealerships. The dealerships acquired by the company are BMW Motorcycles of Portland, BMW Motorcycles of Eugene and Triumph Portland. No real estate was included in this transaction, but the Company has entered into lease agreements whereby it will continue to operate from the seller’s current facilities.

The total purchase price was $4,196,841.00. This purchase price was paid from cash on hand in the amount of $676,887.00, together with flooring lines and unsecured working capital lines of credit obtained by the Company from BMW Financial Services and other institutional lenders in the amount of $3,019,954.00.   The Company also issued 250,000 shares of its common voting shares, valued at $2.00 per share to complete this transaction.  This is a related party transaction, as the seller is a Director and the Chief Executive Officer of the Company, Vance B. Harrison.

“We are proud to have added these great dealerships to our network,” said Vance Harrison, CEO of Motos America. “These three stores fit perfectly into our core business plan of acquiring powersports dealerships selling European luxury motorcycle brands. The synergy of buying three rooftops in a single market will further enhance our strategy of adding profitability through bulk buying, experiential marketing and professional management.” as Motos America meets an age of evolution where consumers are purchasing motorcycles online.”

These purchases are part of the Company’s continued growth strategy. Motos America Inc. believes that motorcycle dealership consolidation will result in the same benefits of scale seen in auto-dealer consolidations. Since November, when it changed its name from Weconnect Tech International, Motos America Inc. has raised approximately $2.7 million in equity and convertible debt from private investors. The Company has also added key leadership last month with the hiring of Kris Odwarka, a 29-year veteran in European motorcycle and automotive manufacturing.

The Company is currently investigating the acquisition of additional retail locations of BMW, Triumph, and Ducati motorcycle dealerships across the United States.

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About the Company

Motos America Inc., is a premium European motorcycle dealership consolidation company. In November, 2021 the Company changed its name from “Weconnect Tech International, Inc.” to “Motos America Inc.” Concurrent with the name change, the Company adopted a new business model. The Company intends to buy and operate powersports dealerships, with a primary interest on European luxury motorcycle brands, including BMW Motorcycles, Triumph Motorcycles and Ducati Motorcycles. In the view of the Company, this industry is ripe for consolidation, similar to what has occurred in the automotive dealership niche. The Company believes that consolidation in this niche will bring about the same advantages of scale associated with auto-dealer consolidations, namely better operating results flowing from professional management, branding and marketing opportunities, and volume purchasing.

For more information please contact:

Motos America Inc.

Cal Jones, Investor Relations

510 So. 200 West #110

Salt Lake City, UT 84101

cal@motosamerica.com

https://motosamerica.com

(801) 386-3700

(801) 403-8609 - Cell

This Press Release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934. Such forward-looking statements involve risks and uncertainties, including, among other things, statements regarding our business strategy, future revenues and anticipated costs and expenses.  Such forward-looking statements include, among others, those statements including the words "expects," "anticipates," "intends," "believes" and similar language.  Our actual results may differ significantly from those projected in the forward-looking statements.  You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this report.  We undertake no obligation to publicly release any revisions to the forward-looking statements or reflect

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